EXHIBIT 99.2

Contact:

Fuse Medical, Inc.

Attention: Devon Peddie, Investor Relations Analyst

1565 North Central Expressway, Suite 220

Richardson, Texas 75080

Office (469) 862-3030

Facsimile (469) 862-3035

info@Fusemedical.com

FUSE MEDICAL, INC.

Fuse Medical, Inc. Signs Definitive Purchase Agreement to Acquire CPM Medical Consultants, LLC

RICHARDSON, TX, December 19, 2017 /Businesswire/ -- Fuse Medical, Inc., (OTC: FZMD), (“Fuse” or the “Company”), announced today that it signed a definitive purchase agreement to acquire CPM Medical Consultants, LLC (“CPM”), a privately-owned nationwide distributor of medical device implants and biologics.

CPM is a stocking distributor with an extensive portfolio of orthopedic implants for total joint reconstruction, sports medicine, internal and external fixation products for extremities, and full spinal implants and instrumentation. CPM also offers an extensive assortment of biologics, which include human allograft with cell based products, regenerative tissue, and amniotic fluids to augment all types of surgical procedures.

Fuse expects the transaction to be accretive to 2018, and it anticipates the 2018 consolidated company revenues generated from its product sales and distribution to be at approximately $35 million. The transaction is subject to customary conditions of closing, which is expected to occur by December 31, 2017. Following the transaction, CPM will be a wholly-owned subsidiary of Fuse.

Management Commentary on Acquisition

Christopher C. Reeg, Chief Executive Officer of Fuse, said, “We are thrilled to have the CPM family join the Fuse team, and look forward to welcoming new business associates to Fuse. We are confident that the consolidated Fuse and CPM organizations will provide the necessary platform to achieve our numerous growth and expansion goals.”

1565 North Central Expressway, Suite 220, Richardson, Texas 75080

(469) 862-3030 Office • Facsimile (469) 862-3035

EXHIBIT 99.2

“The acquisition of CPM is an ideal complement to our strategic objectives as it brings an experienced and proven distribution organization consisting of direct sales employees, independent sales agents, and sub-distributors who are focused in specific surgical areas. In developing our strategies in this market sector, we believe this new sales channel will provide us with an opportune pipeline for the expansion of national distribution and the launch of new product offerings, both internally developed and acquired,” added Mr. Reeg.

Mark W. Brooks, CPM Founder and Owner, stated, “We are excited with the expected benefits both organizations will gain from this transaction. CPM brings the ideal combination of broad product assortment, sales and distribution, and employee talents in a strategic market sector with outstanding growth potential. We expect our extensive product portfolio to strengthen and complement Fuse.”

“The prospect of combining the collective Fuse and CPM product portfolios is synergistic to both organizations,” commented Mr. Brooks.

About Fuse Medical, Inc.

Fuse provides a broad portfolio of orthopedic implants including internal and external fixation products; upper and lower extremity plating; total joint reconstruction; soft tissue fixation and augmentation for sports medicine procedures; full spinal implants for trauma, degenerative disc disease, and deformity indications; human allografts, substitute bone materials, and tendons; and regenerative tissues and fluids to augment orthopedic surgeries and wound care. For more information about Fuse, please visit:www.fusemedical.com.

Forward Looking Statements

Certain statements in this press release, including those related to an anticipated purchase of all of the outstanding membership units and plans for the consolidated company, constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend,” or similar expressions or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based only on information available to the Company as of the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the Securities and Exchange Commission; the failure of the Company to close the transaction; and integration issues with the consolidated company. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events, or otherwise, except as required by law.

####